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                                                                    EXHIBIT 11.1

                                 COINSTAR, INC.
                       COMPUTATION OF EARNINGS PER SHARE

    Calculations of net loss per share are based on the following:

                                                                                          THREE MONTH PERIODS
                                                                                            ENDED MARCH 31,
                                                                                        -----------------------
                                                                                            1998        1997
                                                                                        ------------  ---------
Weighted average common shares outstanding............................................    15,079,985    903,497
Effect of convertible preferred shares................................................             0          0
Effect of stock warrants outstanding..................................................             0          0
Effect of stock options outstanding...................................................             0          0
                                                                                        ------------  ---------
Weighted average common and equivalent shares outstanding.............................    15,079,985    903,497
                                                                                        ------------  ---------
                                                                                        ------------  ---------

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